Exhibit 99.3

EMC ACQUISITION, LLC

EMC ACQUISITION, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands, except unit and per unit data)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,624	$7,484
Restricted cash	7,605	15,930
Accounts receivable, net	25,765	21,486
Inventories	14,711	13,454
Prepaid expenses and other	7,314	5,313
Total current assets	63,019	63,667
Prepaid expenses and other, non-current	11,081	11,489
Restricted cash, non-current	1,545	1,551
Property, plant and equipment, net	88,783	89,313
Equity method investments	64,578	61,028
Intangible assets, net	93,298	100,277
Goodwill	101,108	100,089
Deferred tax assets	4,509	4,089
Total assets	$427,921	$431,503
Liabilities, redeemable preferred stock and member’s deficit
Current liabilities:
Accounts payable	$16,522	$16,111
Deferred revenues	5,806	5,665
Accrued expenses	36,255	24,388
Obligations under capital leases	425	359
Current maturities of long-term debt, net of issuance costs	297	353
Total current liabilities	59,305	46,876
Non-current liabilities:
Deferred revenues, non-current	2,341	2,355
Accrued expenses, non-current	6,080	13,203
Obligations under capital leases, non-current	515	383
Long-term debt, net of issuance costs	370,564	347,669
Mandatorily redeemable preferred stock	12,460	11,708
Deferred tax liabilities	50,176	53,352
Total liabilities	501,441	475,546
Commitments and contingencies:
Redeemable preferred stock of EMC Acquisition Holdings Inc. (Parent)	41,868	38,045
Member’s deficit:
Membership units $ 1 par value, 100 membership units authorized and outstanding as of June 30, 2016 and December 31, 2015	—	—
Additional paid in capital	67,231	67,231
Foreign tax credits receivable	(6,507)	(6,507)
Accumulated deficit	(139,560)	(106,163)
Non cash dividends	(35,128)	(35,128)
Accumulated other comprehensive loss	(1,424)	(1,521)
Total member’s deficit	(115,388)	(82,088)
Total liabilities, redeemable preferred stock and member’s deficit	$427,921	$431,503

See accompanying notes to these condensed consolidated financial statements

EMC ACQUISITION, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2016	2015
Revenue	$91,743	$43,668
Operating expenses:
Direct costs	51,450	20,675
Payroll, selling, general and administrative expenses	35,556	17,242
Depreciation and amortization	22,076	13,649
Total operating expenses	109,082	51,566
Loss from operations	(17,339)	(7,898)
Other (expense) income:
Interest expense, net	(19,479)	(6,705)
Equity in earnings of Wireless Maritime Services, LLC	8,301	—
Equity in earnings of other joint ventures	150	—
Other expense, net	(24)	(646)
Total other expense, net	(11,052)	(7,351)
Loss from operations before provision for income taxes	(28,391)	(15,249)
Income tax expense	(5,006)	(199)
Net loss	$(33,397)	$(15,448)
Other comprehensive loss:
Foreign currency translation (loss) gain	(97)	452
Total comprehensive loss	$(33,494)	$(14,996)

See accompanying notes to these condensed consolidated financial statements

EMC ACQUISITION, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net cash (used) in provided by operating activities	$(17,082)	$5,151
Cash flows from investing activities:
Purchases of property, plant and equipment	(11,203)	(6,182)
Restricted cash	6,000	—
Intangible assets	(1,195)	(3,153)
Adjustment of purchase price MTN acquisition	(170)	—
Net cash used in investing activities	(6,568)	(9,335)
Cash flows from financing activities:
Sale of Merger Preferred Units	2,325	—
Loan proceeds	23,000	13,250
Loan repayments	(1,340)	—
Capital leases	(216)	(382)
Cash held as collateral	—	(257)
Net cash provided by financing activities	23,769	12,611
Effect of foreign currency exchange rate changes on cash and cash equivalents	21	(120)
Net increase in cash and cash equivalents	140	8,307
Cash and cash equivalents, beginning of period	$7,484	$3,226
Cash and cash equivalents, end of period	$7,624	$11,533

See accompanying notes to these condensed consolidated financial statements

EMC ACQUISITION, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF JUNE 30, 2016 AND FOR THE SIX

MONTHS ENDED JUNE 30, 2016 AND 2015 IS UNAUDITED)

1.              Organization and Operations

The Company

EMC Acquisition, LLC (“EMC” or the “Company”) is a leading provider of fully managed private network telecommunications services. EMC provides integrated data, voice, Internet and data center services to companies and organizations globally where terrestrial communications infrastructure is poor or non-existent. EMC has operations in the United States, Germany, United Arab Emirates, Argentina, Kenya, Spain, Norway, Brazil and Singapore and support offices around the world. As of June 30, 2016, EMC was a wholly owned subsidiary of EMC Acquisition Holdings, LLC (“Parent”). As discussed in Note 19, on July 27, 2016, Global Eagle Entertainment Inc. (“GEE”) acquired all of the outstanding membership interest of the Company.

The Company was incorporated in Delaware on October 17, 2012 for the purposes of acquiring Emerging Markets Communications, LLC (“EMC LLC”).

The Company is the sole unit-holder of EMC LLC, which was incorporated in Delaware on June 23, 2000 and is headquartered in Miami, Florida. EMC LLC was converted to a Delaware limited liability company (“LLC”) on July 20, 2011 from a Delaware S Corporation. The plan of conversion was dated July 20, 2011 and converted Emerging Markets Communications, Inc. into Emerging Markets Communications, LLC.

The Company provides transmission of voice, data, video, client-server applications and internet access mainly through a network that uses Multiple Channel Per Carrier (“MCPC”) and Single Channel Per Carrier (“SCPC”) technology with leased satellite capacity and leased fiber optic. It also offers teleport and data center services through its three proprietary teleports, strategically located in Germany, the United Kingdom and the United States.

2.              Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed consolidated balance sheet as of June 30, 2016, the condensed consolidated statements of operations and comprehensive loss and the condensed consolidated statements of cash flows for the six months ended June 30, 2016 and 2015, are unaudited.

The interim unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. All adjustments, consisting of normal recurring adjustments, have been made, which in the opinion of management, are necessary for a fair presentation of the results of interim periods. The results of operations for such interim periods are not necessarily indicative of the results that may be expected for a full year because of, among other things, seasonality factors in the retail business.

Fair Value

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses and short-term and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term duration of these instruments. The carrying amounts of outstanding debt approximate fair value because interest rates over the term of these financial instruments approximate current market interest rates available to the Company.

The Company is required to disclose information regarding all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurement and Disclosures (“ASC 820”), established a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the best information available in the circumstances.

The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

•                  Level 1—Quoted prices in active markets that are accessible at the market date for identical unrestricted assets or liabilities.

•                  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

An entity may elect to measure many financial instruments and certain other items at fair value at specified election dates. The Company did not elect to measure any additional financial instruments or other items at fair value.

There have been no changes to the valuation methods utilized by the Company during the six months ended June 30, 2016 and 2015. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the six months ended June 30, 2016 and 2015.

Adoption of New Accounting Pronouncements and Reclassification of Debt Issuance Costs

In April 2015, FASB issued Accounting Standards Update (“ASU”) No. 2015-03, Interest—Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), amending the existing accounting standards for the presentation of debt issuance costs in the statement of financial position. The amendment requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the treatment of a debt discount. We adopted this new guidance in January 2016 as required, applying it on a retrospective basis for all balance sheet periods presented.

This change in accounting principle will result in a more transparent presentation of debt as debt issuance costs are similar in nature to debt discounts and in effect reduce the proceeds of borrowings as well as impact the effective interest rate on the related debt. Prior to this change in accounting principle, debt issuance costs were included in “Prepaid expenses and other” and “Prepaid expenses and other, non-current” in the condensed consolidated balance sheets.

The table below shows the effect of the reclassification of unamortized debt issuance costs associated with our debt in the Company’s  previously reported consolidated balance sheet as of December 31, 2015 (in thousands):

	As Presented December 31, 2015	Reclassifications	As Adjusted December 31, 2015
Current assets:
Prepaid expenses and other	$7,710	$(2,397)	$5,313
Current maturities of long-term debt	$2,750	$(2,397)	$353
Non-current assets:
Prepaid expenses and other, non current	$24,800	$(13,311)	$11,489
Long-term debt	$360,980	$(13,311)	$347,669

3.              Member’s Deficit

The Company had 100 membership units issued and outstanding as of June 30, 2016 and December 31, 2015. Transactions involving Member’s Equity in the Parent resulted in capital contributions to the Company by the Parent.

The number of outstanding Class A membership units of Parent as of June 30, 2016 and December 31, 2015 was 67,391,511. As of June 30, 2016 and December 31, 2015, there was a minority member, and officer of the Company, who held 6.1 million Class A units in the Parent.  There was a put right, but not an obligation, to sell the 6.1 million Class A units in the Parent at the maximum amount of $1.00 per unit, upon termination by the Company, or resignation for a good reason, as defined in his employment agreement.

The number of outstanding Class B units of Parent, issued as incentive compensation to certain employees of the Company, as of June 30, 2016 and December 31, 2015, was 8,993,585.

Trio Spin-Off transaction

On September 30, 2015, the Company completed a spin-off transaction in connection with its Trio and Satlink operations and two STM entities, STM Norway AS and STMEA FZE UAE pursuant to which these operations and entities were spun off to the Company’s then equity holders. Certain assets held at EMC LLC that were part of this transaction generated $40.1 million of dividends distributed by the Company to its owners, of which $35.1 million were non-cash dividends.

As part of the transaction, the Parent made a pro-rata distribution of 5,000,000 Class A units of its Trio Connect, LLC (“Trio”) subsidiary to the Parent’s then unit-holders. This pro-rata distribution was made at the carrying amount of net assets. The transaction was accounted for as a spin-off in accordance with FASB Topic 505, Equity (“ASC 505”). As a result, the Company no longer owns any interest in Trio.

The following represents the net assets spun-off at September 30, 2015 (in thousands):

As of September 30, 2015
Cash	$596
Current assets	14,131
Property, plant and equipment	1,731
Intangible assets, net	18,312
Goodwill	7,395
Other liabilites	(2,037)
Total	$40,128

4.              Business Combinations

SeaMobile/MTN

On July 1, 2015 (the “Acquisition Date”), the Company completed its acquisition of 100% of the outstanding stock of SeaMobile, Inc (“SeaMobile) pursuant to an agreement and plan of merger (the “Merger Agreement”) entered into on April 21, 2015. SeaMobile is a global provider of satellite communications, entertainment, and networking services including private network solutions, passenger, administrative and crew telephone services, full-time dedicated data circuits, full-time administrative voice and fax services, stored value telephone access cards, and Internet café solutions. SeaMobile is a leading provider in the maritime industry.

Under the terms of the Merger Agreement, the Company paid the former SeaMobile shareholders consideration in cash of $155.5 million and equity in the form of 450,000 Class B Preferred Units in Parent (the “Merger Preferred Units”) with an issue price of $100 per unit. The fair value of the Merger Preferred Units was derived using a yield analysis with the following assumptions: (i) the benchmark credit spread of the Second Lien Term Loan; (ii) base rate of one and two year swap rates, with the assumption that the Merger Preferred Units will be paid off upon a liquidity event in the subsequent twelve to eighteen months; and (iii) an estimated subordination premium of 4% based on the differential between the spreads of the First and Second Lien Term Loan. See Note 12.

The Company also repaid $58.7 million of SeaMobile’s debt. The Merger Preferred Units included 193,850 units which were split into 2 tranches, 120,000 units in Tranche A and 73,850 units in Tranche B. The Merger Preferred Units included in Tranches A and B are subject to cancellation pursuant to two escrow mechanisms set forth in the merger agreement, a new contract escrow fund and an indemnification escrow fund, respectively.

On February 10, 2016, $18.0 million in escrow related to the transaction was returned to the Company due to the non-renewal of a customer contract. The return of the escrow funds consisted of $6.0 million in cash and $12.0 million in equity value from the 120,000 Tranche A units mentioned above. The return of the escrow amounts is reflected as of December 31, 2015 in the accompanying balance sheet as the triggering event for such return occurred prior to December 31, 2015. The $6.0 million in cash was presented as restricted cash in the accompanying balance sheet.

The cash consideration was financed by the Company’s credit facilities entered into on July 1, 2015. See Note 12.

The Company accounted for the acquisition as a business combination and recorded the assets acquired, liabilities assumed, and the estimated future obligations at their respective fair values as of the Acquisition Date.

Effective July 1, 2015, SeaMobile’s membership interests were acquired for an aggregate purchase price that was allocated to separately identified assets and liabilities in the total amount of $188.5 million. See below for a reconciliation of the allocation of the purchase price (in thousands):

As of July 1, 2015
Cash	$155,547
Fair value of preferred units ($100 per unit)	33,000
Total purchase price	$188,547

The purchase price was allocated to separately identified assets and liabilities as per the following detail recorded in the accompanying condensed consolidated balance sheet, as seen in the reconciliation below (in thousands):

		Amortization
	As of July 1, 2015	period (in years)
Amount in US Dollars:
Current assets	$32,189
Property, plant and equipment	45,896
Investment in WMS	60,300
Investment in Santander	982
Other long term assets	10,649
Total tangible assets acquired	$150,016
Less: Liabilities assumed	78,683
	$71,333
Intangible Assets:
Patents	$817	10
Completed technology	12,800	8
Customer relationships	19,800	15
Backlog	4,400	5
Vendor agreements	19,000	11
Trademarks	1,200	6
Goodwill	59,197
Total	$117,214
Total net assets acquired	$188,547

The assets and liabilities assumed in the acquisition have been included in the Company’s condensed consolidated balance sheet as of the Acquisition Date. The results of SeaMobile’s operations were included in the Company’s consolidated statements of operations from the Acquisition Date.

5.              Prepaid Expenses and Other

The Company’s current other receivables as of June 30, 2016 and December 31, 2015 consisted of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
Value added tax	$552	$525
Payroll tax credits	303	158
Employee loans	251	198
Income tax	—	693
Other	343	86
	$1,449	$1,660

The Company’s current prepaid expenses and other as of June 30, 2016 and December 31, 2015 was comprised of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
Advances to suppliers	$4,767	$3,155
Other	1,098	498
	$5,865	$3,653

Non-current prepaid expenses and other as of June 30, 2016 and December 31, 2015 was comprised of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
Guaranty deposits	$11,081	$11,489
	$11,081	$11,489

6.              Property, Plant and Equipment

Property and equipment, net, as of June 30, 2016 and December 31, 2015 was comprised of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
Central equipment	$41,886	$35,488
Equipment held by customers	76,157	69,867
Land	470	470
Buildings and improvements	7,190	7,100
	125,703	112,925
Accumulated depreciation	(36,920)	(23,612)
Property and equipment, net	$88,783	$89,313

Depreciation expense related to the property, plant and equipment for the six months ended June 30, 2016 and 2015 was $13.5 million and $4.7 million, respectively.

7.              Investments

Investment in Wireless Maritime Services, LLC

As of June 30, 2016 and December 31, 2015, the carrying amount of the Company’s 49% ownership interest in Wireless Maritime Services, LLC (“WMS”) was $63.4 million and $60.0 million, respectively. WMS provides onboard cellular services to the cruise ship industry.

A summary of financial information for WMS for the six months ended June 30, 2016 is as follows (in thousands):

Six Months Ended June 30, 2016
Results of operations:
Service revenues	$81,283
Operating income	16,941
Net income	16,958

The Company provides services for WMS’s onboard cellular equipment under the terms of the WMS operating agreement and an associated master services agreement. Revenues from these services totaled $0.7 million for the six months ended June 30, 2016. Management believes the fees charged to WMS for these services are set at a level similar to what the Company charges to unrelated parties and are negotiated at an arm’s length basis. Occasionally, the Company incurs expenses or purchases equipment on behalf of WMS, which it charges to WMS at cost. These expenses were not significant for the six months ended June 30, 2016.

As of June 30, 2016 and December 31, 2015, WMS owed the Company $0.1 million and $0.2 million, respectively. The amounts are included in accounts receivable, net in the accompanying consolidated balance sheets.

Investment in Santander Teleport

As of June 30, 2016 and December 31, 2015, the carrying amount of the Company’s 49% ownership interest in Santander Teleport (“Santander”) was $1.2 million and $1.0 million, respectively. The Santander Joint Venture operates a satellite earth station teleport with multiple antennas providing uplink, downlink, and turnaround teleport services in C Band, Ku Band, and commercial X Band and other related telecommunication services.

The Santander joint venture provides satellite connectivity related services to the Company as well as professional engineering services. These services totaled $1.4 million for the six months ended June 30, 2016 and are included in cost of services in the accompanying consolidated statements of operations and comprehensive loss.

As of June 30, 2016 and December 31, 2015, the Company owed Santander $0.6 million and $0.5 million, respectively. The amounts are included in accounts payable in the accompanying consolidated balance sheets.

8.              Intangible Assets

Identifiable Intangible Assets Acquired

In connection with the purchase in 2012 of 100% of EMC LLC membership interest, a portion of the purchase price was allocated to identifiable intangible assets acquired. Allocation of purchase price was in accordance to FASB ASC 805, Business Combinations (“ASC 805”), and the identifiable intangible assets acquired are amortized over their estimated life, which varies between 4 and 10 years. In connection therewith, $67.7 million was allocated to identifiable intangible assets acquired.

Similar procedures were followed in connection with STM Group (“STM Group”) acquisition on September 6, 2013, with GIS Group acquisition on November 25, 2014 and with SeaMobile acquisition on July 1, 2015 when $23.9 million, $7.0 million and $58.0 million, respectively, were allocated to identifiable intangible assets acquired.

Management reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows the assets are expected to generate and recognize an impairment loss equal to the excess of the carrying value over the fair value of the related asset. For the six months ended June 30, 2016 and 2015, no impairments were recorded.

Intangible assets as of June 30, 2016 and December 31, 2015 were comprised as follows (in thousands):

	As of June 30, 2016	As of December 31, 2015	Useful Life
Internally developed technologies:
Speednet	$3,456	$3,371	5
HD Connect	582	582	5
UCNet	198	198	5
MEO booster	102	103	5
NRS Technology	614	541	5
ICS	415	415	5
TBN	229	229	5
Speednet +	105	105	5
Other	65	40	5
Less: Accumulated amortization	(3,744)	(3,189)	5
	2,022	2,395
Licenses, other software and patents	4,996	3,568	3
Less: Accumulated amortization	(2,066)	(1,778)
	2,930	1,790
Identifiable intangibles assets:
Completed Technology	35,358	35,358	7
Customer Relationships	57,497	57,497	10
Backlog	15,200	15,200	4
Vendor Agreements	29,100	29,100	6
Trademarks and others	4,169	4,169	8
Less: Accumulated amortization	(52,978)	(45,232)
	88,346	96,092
Total intangible assets, net	$93,298	$100,277

Amortization expense related to the intangibles during the six months ended June 30, 2016 and 2015 was $8.6 million and $8.9 million, respectively. This amount is reflected in the accompanying consolidated statements of operations.

As of June 30, 2016, the expected amortization was as follows (in thousands):

Years ending December 31,	Amortization Expense
2016 (remaining six months)	$8,963
2017	16,984
2018	15,558
2019	12,661
2020 and thereafter	39,132
Total amortization expense	$93,298

9.              Capital Leases

The Company leases certain equipment under capital leases that expire on various dates through 2018. As of June 30, 2016, future minimum lease payments, including principal and interest, under these capital leases were as follows (in thousands):

Years ending December 31,
2016 (remaining six months)	$223
2017	410
2018	236
2019	71
Total	$940
Less current portion	(425)
Capital leases, net of current portion	$515

10.       Deferred Revenues

Deferred revenues as of June 30, 2016 and December 31, 2015 are summarized as follows (in thousands):

	As of June 30, 2016	As of December 31, 2015
Current deferred revenues	$5,806	$5,665
Non-current deferred revenues	2,341	2,355
	$8,147	$8,020

Deferred revenues expected to be realized as of June 30, 2016 were as follows (in thousands):

Year due:	Monthly Charge	Installation	Others	Total
2016 (remaining six months)	$4,876	$294	$636	$5,806
2017 and thereafter	2,341	—	—	2,341
	$7,217	$294	$636	$8,147

Deferred revenues from monthly charges represent prepayments received in connection with customer contracts’ recurrent services, which are billed in advance.

Additionally, deferred revenues from equipment sold relate to equipment already paid by customers, which had not been delivered and accepted as of the respective year and periods.

Deferred revenues from installation are revenues in excess of installation costs which are comprised of out of pocket expenses and small items, which are deferred and recognized over the term of the respective service contract, generally four years.

11.       Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
Current:
Taxes	$6,352	$268
Severance and retention bonus	995	4,482
Other payroll related costs	3,497	1,957
Cost and general expenses	11,375	9,200
GIS purchase price	2,013	2,000
Due to MTN	1,955	5,586
M&A related expense	1,877	—
MTN indemnification fund	7,385	—
Other	806	895
Total current accrued expenses	36,255	24,388

Non current:
Taxes	3,325	2,975
Leasehold step-up adjustment and other	2,755	2,843
MTN indemnification fund, non-current	—	7,385
Total non-current accrued expenses	6,080	13,203

Total accrued expenses	$42,335	$37,591

12.       Debt

The Company’s short-term debt as of June 30, 2016 and December 31, 2015 was comprised of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
First Lien Bank Credit Facilities	$2,680	$2,680
GIS Far East Pte Ltd	74	70
Issuance Costs	(2,457)	(2,397)
	$297	$353

The Company’s long-term debt as of June 30, 2016 and December 31, 2015 was comprised of the following (in thousands):

	As of June 30, 2016	As of December 31, 2015
First and Second Lien Bank Credit Facilities	$354,640	$355,980
Revolving Credit Facility	28,000	5,000
Issuance Costs	(12,076)	(13,311)
	$370,564	$347,669

Annual maturities of debt as of June 30, 2016 were as follows (in thousands):

Years ending December 31,
2016 (remaining six months)	$1,340
2017	2,680
2018	2,680
2019	2,680
2020	2,680
2021	253,260
Thereafter	120,074
Total future maturities	$385,394

Sun Trust Loan Agreement

In May 2014, the Company and Sun Trust Bank (“First Lien”) together with Solar Capital (“Second Lien”) entered into a loan agreement (“Sun Trust Credit Agreement”) to provide the Company with up to $162 million in financing, of which $137 million was structured in a term loan (First Lien $110 million and Second Lien $27 million, together, the “Term Loan”) and $25 million was in the form of a revolving loan (the “Revolving Loan”). The proceeds of the $137 million from the Sun Trust Financing Agreement were utilized for (i) the repayment of the Highbridge loan prior outstanding indebtedness, (ii) general corporate purposes, and (iii) the payment of the fees associated with this transaction.

In November of 2014, the Company and Sun Trust Bank together with Solar Capital, signed an amendment to the Sun Trust Credit Agreement (“First Amendment to the Sun Trust Credit Agreement”) to increase the amount and extend the maturity of the credit facility. The First Amendment to the Sun Trust Credit Agreement provided the Company with up to $182 million in financing, of which $157 million was structured in a term loan (the “Amended Term Loan”) and $25 million was in the form of a revolving loan (the “Amended Revolving Loan”).

The proceeds of the $20 million from the First Amendment to the Sun Trust Credit Agreement were utilized for the acquisition of the GIS Group and to partially repay the Sun Trust Amended Revolving Loan.

Refinanced First and Second Lien Bank Credit Facilities

On July 1, 2015, the Company refinanced its debt with Solar Capital and Sun Trust that totaled $27 million and $155 million, respectively. As a result of the refinancing, the Company wrote off $4 million of deferred financing fees and paid $0.3 million as a penalty.

Simultaneously, the Company entered into the First and Second Lien Credit Facilities (“the Refinanced Credit Agreement”) to provide the Company with up to $395 million in financing of which $360 million was structured in a term loan consisting of (First Lien $268 million and Second Lien $92 million, together the “Refinanced Term Loan”) and $35 million was in the form of a revolving loan (“the Refinanced Revolving Loan”). The proceeds of the $360 million from the Refinanced Credit Agreement were utilized for (i) the repayment of the existing Sun Trust Credit Agreement, (ii) the purchase of SeaMobile (iii) general corporate purposes, and (iv) the payment of the fees associated with the SeaMobile transaction.

The First Lien matures on July 1, 2021 and 0.25% of the aggregate principal amount is due quarterly starting September 30, 2015. The Second Lien matures on July 1, 2022. The Refinanced Term Loan bears interest on the principal amount thereof from time to time outstanding, from the date of the loan until repaid, at a rate per annum equal to, at EMC’s election, (a) in the case of the First Lien (i) each Eurocurrency rate loan and EURIBOR loan bears interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurocurrency rate or EURIBOR, as applicable, for such interest period plus the applicable rate; provided that only revolving credit loans denominated in Euro bears interest with reference to EURIBOR (and such revolving loans shall only bear interest with reference to EURIBOR); (ii) each base rate loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate; and (iii) each swing line loan bears interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate for revolving credit loans.; (b) in the case of the Second Lien (i) each Eurocurrency rate loan shall bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurocurrency rate for such interest period plus the applicable rate and (ii) each base rate loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the base rate plus the applicable rate. The interest rate for the outstanding amount as of December 31, 2015 is (i) in case of the First Lien, Refinanced Term Loan portion, 6.750%, (ii) in case of First Lien, Refinanced Revolving Loan portions, 5.640% (iii) in case of Second Lien 10.625%.

On May 9, 2016, the Company agreed to amend its Refinanced Credit Agreement, effective upon the satisfaction of certain conditions, including GEE consummating its acquisition of the Company, which occurred subsequent to June 30, 2016.  See Note 20.

As of June 30, 2016 and December 31, 2015, the balance of the Refinanced Revolving Loan facility was $28.0 million and $5.0 million, respectively. Subsequent to December 31, 2015 the Company drew $24.3 million from the Refinanced Revolving Loan Facility. The remaining availability under the Revolving Loan Facility as of September 23, 2016, which represents the issuance date of these financial statements, was $46.2 million.

The Refinanced Credit Agreement contained financial covenants, including a Consolidated Net Leverage Ratio as defined in the Refinanced Credit Agreement. The agreement also contained customary events of default, including failure to make payments when due, failure to comply with specified covenants, conditions or agreements, or specified events of bankruptcy, insolvency, reorganization or similar events affecting the obligors. The Company was in compliance with its debt covenants under the Refinanced Credit Agreement as of June 30, 2016.

13.       Redeemable Preferred Stock

Mandatorily Redeemable Preferred Stock Units in Parent

On October 27, 2012, in connection with the EMC LLC Purchase and Sale Agreement (“PSA”), a Share Issuance Agreement was entered between a minority unitholder and Parent, whereby 8,000 Class A Preferred Units (“Preferred Units”) in Parent with a total fair market value of $8.0 million were issued (the “Issue Amount”). The Preferred Units had a maturity of 5.5 years.

The Class A Preferred Units had the following rights, preferences, privileges, and restrictions:

Redemption Rights

The Preferred Units were redeemable at the option of the holders upon a sale transaction.

Dividends

The Preferred Units accrued Payment-In-Kind (“PIK”) dividends on quarterly basis at a rate of 12.5% per annum and were recorded as interest expense.

Liquidation

The Preferred Units ranked senior priority as to liquidation and distributions. Upon liquidation the Preferred Units were entitled to receive an amount in cash equal to the Issue Amount plus any accrued and unpaid dividends, whether or not declared.

General

As of June 30, 2016 and December 31, 2015, the carrying value of the Preferred Units, including dividends, totaled $12.5 million and $11.7 million, respectively.

Class B Preferred Units in Parent

On July 1, 2015, in connection with the Merger Agreement, the Parent issued 450,000 of Class B Preferred Units (previously defined as the “Merger Preferred Units”) to the former shareholders of SeaMobile as part of merger consideration.

Each Merger Preferred Unit had an issue price of $100 per unit totaling an issue amount of $45.0 million. The units were divided in three tranches as follows: Tranche A — 120,000 units, Tranche B — 73,850 units and Tranche C - 256,150 units. The Merger Preferred Units had senior priority as to liquidation and distributions.

The Merger Preferred Units included in Tranches A and B were subject to cancellation pursuant to two escrow mechanisms set forth in the Merger Agreement, a new contract escrow fund and an indemnification escrow fund, respectively.

The Merger Preferred Units had the following rights, preferences, privileges, and restrictions:

Redemption Rights

The Merger Preferred Units were redeemable at the option of the holders on the 11th anniversary (or any earlier date acceptable to the Company) of their original issuance, without restriction. The Merger Preferred Units were redeemable at the option of the holders upon a sale transaction.

Dividends

The Merger Preferred Units accrued PIK dividends on quarterly basis at a rate of 15% per annum. In the event that there was no redemption at the option of the holders at or prior to the 11th anniversary of the original issue date, the dividend rate would have increased to 17% per annum effective as of the 5th anniversary of the original issue date.

Liquidation

The Merger Preferred Units ranked pari passu with the Preferred Units. Upon liquidation, the Merger Preferred Units were entitled to  receive an amount in cash equal to the original issue amount plus any accrued and unpaid dividends, whether or not declared.

General

On February 10, 2016, the 120,000 Tranche A units in escrow with a value of $12.0 million were returned to the Company due to the non-renewal of a certain customer. The Preferred Units balance shown in the condensed consolidated balance sheet reflect the return of the units as the event that triggered the return occurred prior to June 30, 2016. Additionally, on February 10, 2016, an investor purchased

23,250 Preferred Units of the Tranche A units which were released from escrow resulting in a net cancellation of 96,750 Preferred Units. The other 73,850 units (Tranche B) remained in escrow as of June 30, 2016.

On July 27, 2016, in connection with the closing of the acquisition of the Company by GEE, all of the Company’s Class A Preferred Units and Class B Preferred Units were redeemed for an aggregate amount of approximately $55.1 million in cash.

14.       Interest Expense

Interest expense includes interest related to indebtedness for money borrowed, capital lease obligations, debt extinguishment expenses, and amortization of deferred financing fees. For the six months ended June 30, 2016 and 2015, interest expense was as follows (in thousands):

	Six Months Ended June 30,
	2016	2015
Interest expenses on financial debt	$18,303	$6,060
Amortization of deferred financing fees	1,176	645
	$19,479	$6,705

15.       Related Party Transactions

During 2015, the Company entered into a consulting agreement with a consultant to provide aeronautical engineering advisory services. The consultant is a former employee of MTN Group. During the six months ended June 30, 2016, the Company paid the consultant $0.2 million. The outstanding balances due for his services as of June 30, 2016 was $15,000. The Company has related party transactions related to WMS and Santander investments as described in Note 7.

16.       Income Taxes

The Company recorded an income tax provision of $5.0 million and $0.2 million for the six months ended June 30, 2016 and 2015, respectively. The Company had a net deferred tax liability at June 30, 2016 and December 31, 2015 of $45.7 million and $49.3 million, respectively.

The income tax benefit differs from the amount computed by applying the statutory federal and state income tax rates to the loss before income before income taxes. As of June 30, 2016 and December 31, 2015, the Company had a federal and state net operating loss carryforward (“NOL”) of approximately $1.9 million. This loss will be available to offset future taxable income. If not used, the Federal NOL carryforward will begin to expire in 2017. The state NOL had a full valuation allowance. The deferred tax asset relating to the operating loss carryforward was fully reserved at June 30, 2016.

As of June 30, 2016, the Company had gross NOLs in foreign jurisdictions through its EMC Deutschland subsidiary. As of June 30, 2016 and December 31, 2015, EMC Deutschland had gross NOLs of approximately $1.9 million for income tax purposes and $1.2 million for trade tax purposes. The foreign jurisdiction NOLs expire at various dates beginning in 2016 through 2025.

The Company currently has no federal or state tax examinations in progress, nor has it had any federal or state examinations since its inception. All of the Company’s tax years remain subject to foreign and U.S. federal and state tax examinations.

Accounting for Uncertainty in Income Taxes

The Company adopted FASB ASC 740-10 Income Taxes (“ASC 740-10”), which is intended to substantially reduce tax benefits (e.g., deductions, credits) from uncertainty in accounting for income tax positions. It prescribes under a two-step approach (i.e., recognition under the more-likely-than-not threshold and measurement under the cumulative probability) attribute for a tax position taken or expected to be taken in the tax return. ASC 740-10 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of June 30, 2016 and December 31, 2015, in accordance with ASC 740-10, the Company recorded a FIN 48 liability of $3.0 million for uncertain taxable positions in foreign jurisdictions. The Company believes that these income tax positions would not be sustained upon examination and accordingly has adjusted its books to reflect the liability. All other U.S. federal, state and foreign positions have been evaluated under ASC 740-10 and no uncertain tax positions have been identified. The Company does not anticipate any other adjustments that would result in a material change to its financial position or results of operations.

17.       Commitments and Contingencies

Commitments

One of the primary components of cost of the services offered by the Company is satellite capacity. During the six months ended June 30, 2016 and 2015, the Company entered into contracts with suppliers of satellite capacity in order to provide services under long-term agreements. As of June 30, 2016, the Company had the following commitments for satellite capacity (in thousands):

Years ending December 31,
2016 (remaining six months)	$30,582
2017	38,692
2018	23,655
Thereafter	93,875
Total satellite capacity commitments	$186,804

The above schedule does not reflect increased commitments under the amended satellite capacity agreements addressed in the Subsequent Events footnote below.

As of June 30, 2016, the Company leased office space in Buenos Aires and Parana (Argentina), Miami, Miramar & Houston (USA), Nairobi (Kenya), Madrid (Spain), Oslo & Stavanger (Norway), Brasilia and San Pablo (Brazil), Abu Dhabi and Dubai (United Arab Emirates), London (UK) Jakarta (Indonesia) & Singapore. As of June 30, 2016, the Company had the following commitments relating to these office leases (in thousands):

Years ending December 31,
2016 (remaining six months)	$1,166
2017	2,015
2018	1,135
2019	383
2020	340
2021	339
Total office lease commitments	$5,378

Lease expenses for the six months ended June 30, 2016 and 2015 amounted to $1.1 million and $0.9 million, respectively, and are included in selling, general and administrative expenses.

Contingencies

In accordance with FASB ASC 450, Contingencies (“ASC 450”), the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Any liabilities are reviewed periodically and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable resolution or disposition of one or more of these contingencies.

The Company is, and from time to time may be, a party to routine legal proceedings incidental to the operation of its business. The outcome of any pending or threatened proceedings is not expected to have a material adverse effect on the financial condition, operating results or cash flows of the Company. Legal expenses related to these contingencies are expensed as incurred.

18.       Major Concentrations

Monthly recurring services, which include telecommunication services, monitoring and bandwidth, represented 87% of the total revenues for each of the six months ended June 30, 2016 and 2015. Sale of equipment, which includes the sale of hardware and electronic components, represented 4% of total revenues for the six months ended June 30, 2016 and 2015, respectively. All other revenue streams, in aggregate, were 9% of total revenues for the six months ended June 30, 2016 and 2015, respectively.

Additionally, as of June 30, 2016 and December 31, 2015, approximately 42% and 35% of the Company’s accounts receivable were from the top ten customers. As of December 31, 2015, no customer represented more than 10% of accounts receivable balance. As of June 30, 2016, no customer represented more than 10% of accounts receivable balance.

As of December 31, 2015 and June 30, 2016, one vendor represented 10% of the Company’s purchases.

19.       Subsequent Events

Global Eagle Entertainment Inc. Purchase

On May 9, 2016, the Parent entered into an Interest Purchase Agreement with GEE whereby GEE agreed to acquire all of the issued and outstanding membership interests of the Company. The transaction closed on July 27, 2016.

The purchase price for the Company, subject to customary working capital and other adjustments, consisted of: (i) $30 million in cash paid at closing; (ii) approximately 5.5 million shares of GEE common stock issued at the closing; (iii) GEE’s assumption of approximately $382 million of the Company’s indebtedness; (iv) the redemption in cash of approximately $55 million of existing Parent preferred stock; and (v) $25 million in deferred consideration to be paid in cash or newly issued GEE common stock (at the option of GEE) one year after the closing.

Effective upon the consummation of GEE’s acquisition of the Company and certain other conditions, certain amendments to the Refinanced Credit Agreement became effective, including amendments to increase the revolving loan commitment by $40.5 million, to include GEE as a guarantor under the Refinanced Credit Agreement and to modify certain covenants to reflect the inclusion of GEE as a guarantor under the Refinanced Credit Agreement.

Intelsat Corporation Agreement

During the second quarter of 2016, the Company entered into a new agreement with one of its satellite capacity vendors, Intelsat Corporation (“Intelsat”).  Under this agreement, Intelsat will provide the Company with certain levels of satellite bandwidth in exchange for $40 million in additional contract value over and above the Company’s prior contractual commitment.

There were no other events subsequent to June 30, 2016 and through the consolidated financial statements issuance date of September 23, 2016 that would have had a material effect on the Company’s consolidated financial statements.